First Horizon completes sale of mortgage business outside Tennessee and revises credit expectations for 2008

Company anticipates continued improvement in strong capital ratios

MEMPHIS, Tenn. --- First Horizon National Corp. (NYSE: FHN) has completed the sale of its mortgage origination and servicing platform outside Tennessee and has revised credit expectations for 2008.

Completion of mortgage sale allows refocus on regional banking and capital markets

In a transaction that closed on Aug. 31, First Horizon sold to MetLife Bank, N.A., a wholly owned subsidiary of MetLife, Inc. (NYSE: MET), its approximately 250 mortgage production offices outside Tennessee and its loan origination and servicing platforms. Included in the transaction were approximately $380 million of total assets, including servicing rights related to $19 billion of first lien mortgage loans (all FNMA-conforming), and $300 million of custodial deposits related to assets sold.

First Tennessee Bank, First Horizon’s principal banking subsidiary, will continue to originate mortgages for customers in the bank’s Tennessee-based market footprint.

First Horizon continues to expect associated total charges from mortgage of $35 million to $50 million over the third and fourth quarters of 2008.

Credit expectations revised for 2008

First Horizon executives expect that as a result of persisting market weakness and their ongoing efforts to aggressively address problem loans, 2008 net charge-offs are likely to exceed the previously expected range of $385 million to $485 million. While a number of factors – including the housing market, the broader economy and the potential resolution of problem loans – will influence actual results, current projections indicate that 2008 full-year net charge offs could be approximately $100 million above the range.

Key drivers of the higher loss expectations are:

•	One-Time Close – Enhanced loan-specific reviews and new statistical analyses have led to increased identification of potential loss content as staff continues to work through the decreasing portfolio.

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Residential CRE – Prolonged weakness in national real estate markets is further stressing borrowers, even within the traditionally stronger segments of the builder portfolio. First Horizon continues to recognize new problem loans through detailed reviews and write those down to net realizable values. Given continuing deterioration in collateral values, particularly of land and lots, existing problem loans are also being charged down to ensure that booked net realizable values keep pace with market conditions.

•	C&I and Income CRE – Economic conditions continue to stress certain borrower segments, and management remains attentive to re-grading loans accordingly.

Loss expectations for the Home Equity portfolio remain consistent with previously communicated expectations. Total delinquencies continue to run below first-half 2008 levels and have remained stable in recent months.

The portfolio of National Specialty Lending loans continues to wind down as expected, down by approximately $300 million from $8.6 billion at the end of the second quarter.

During the quarter so far several problem loans have been resolved at values generally consistent with carrying amounts, which management believes supports its aggressive charge-down approach.

Strong capital ratios expected to improve further

“The completion of the sale of our mortgage business outside Tennessee allows us to refocus on our core businesses of regional banking and capital markets,” said new CEO Bryan Jordan, who took over effective Sept. 1 for Jerry Baker. Baker will be vice chairman of the board until his retirement at the end of the year. Jordan has been First Horizon’s CFO since May 2007.

Jordan said that as the remaining mortgage warehouse is delivered over the next few months, it should lead to significant balance sheet reduction, decreasing substantially the need for short-term wholesale funding and improving the company’s liquidity and capital positions. “In this challenging operating environment, we believe that maintaining strong capital and liquidity is paramount,” said Jordan. “As of the end of second quarter, our Tier 1 capital ratio was 10.5 percent – one of the best in the industry.   While we will continue to proactively identify and charge-down problem loans, we expect that the combined benefits of solid pre-provision earnings and roughly $4 billion of balance sheet shrinkage should improve our capital ratios even further in the quarters ahead.”

About First Horizon

The 6,500 employees of First Horizon National Corp. (NYSE: FHN) provide financial services through more than 200 bank locations in and around Tennessee and 12 capital markets offices across the country.  First Tennessee Bank has the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country, and FTN Financial is one of the nation’s top underwriters of U.S. government agency securities. FHN has been recognized as one of the nation’s best employers by AARP and Working Mother magazines.  More information can be found at www.fhnc.com

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For Immediate Release:	Sept. 2, 2008
Contact:	Bryan Jordan, CEO	(901)523-4194
	Anthony Hicks, Media Relations	(901)523-4726
	Dave Miller, Investor Relations	(901)523-4162